CURRENT REPORT FOR ISSUERS SUBJECT TO THE
1934 ACT REPORTING REQUIREMENTS

FORM 8-K/A

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Event: May 11, 2009 (date of earliest event reported)

JUNIPER GROUP, INC,
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

0-19170 (Commission File Number)	11-2866771 (IRS Employer Identification Number)

20283 State Road 7, Suite 300, Boca Raton, Florida 33498
(Address of principal executive offices)

(561) 807-8990
(Registrant's telephone number, including area code)

ITEM 1.01	Entry into a Material Definitive Agreement

On May 11, 2009 the Company entered into a Convertible Promissory Notes with JMJ Financial each in the amount of $825,000 in exchange for the delivery to the Company of a Secured & Collateralized Promissory Notes in the amount of $750,000 from JMJ Financial and payable to the Company.  JMJ has paid $50,000 toward satisfaction of this note as of this filing.

The Convertible Promissory Note matures three years from the effective date and bears a one time interest equal to 12% and the obligation is convertible into the voting common stock of the Company at a conversion rate based on 70% of the lowest trade price in the 20 trading days previous to the conversion.  Any conversion by the Holder of this note is limited to the Holder remaining under 4.99% ownership of the outstanding voting common stock of the Company.  By the terms of this note prepayment is not permitted unless approved in writing by the JMJ Financial.

The Secured & Collateralized Promissory Notes mature three years from the effective date and bear a one time interest charge of 13.2% and are secured by 750,000 unit of <<<Confidential>>> Investment Fund or other assets as may be agreed upon by the parties.

ITEM 3.02                                Unregistered Sales of Equity Securities

As described above in Item 1.01 the Company issued a Convertible Promissory Note on May 11, 2009 in the amount of $825,000 in exchange for a Promissory Note in the amount of $750,000 made payable to the Company.  The Convertible Promissory Note may be converted into the voting common stock of the Company at a conversion based on 70% of the lowest trade price in the 20 trading days previous to the conversion.  Any conversion by the Holder of this note is limited to the Holder remaining under 4.99% ownership of the outstanding voting common stock of the Company.  No conversions have taken place as of the date of this filing.  The creation of the note was exempt from registration under Rule 506 of Regulation D.

ITEM 7.01	Financial Statements and Exhibits
The following exhibits are included as part of this report:
Exhibit No.	Page No.	Description

10.1                             Documents C-04212009a, Convertible Promissory Note and Secured                                             Collateralized Promissory Note

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 14th day of May, 2009.
 Juniper Group, Inc.

  /s/Vlado P. Hreljanovic                                           .
                                                                                                                  Vlado Hreljanovic, President